SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  Form N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8 (a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:          Lexington SmallCap Value Fund, Inc.

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

               Park 80 West Plaza Two
               Saddle Brook, New Jersey 07663

Telephone Number (including area code): 201-845-7300

Name and address of agent for service of process:

               Lisa Curcio, Secretary
               Lexington SmallCap Value Fund, Inc.
               Park 80 West Plaza Two
               Saddle Brook, New Jersey 07663

Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
  Yes    X                 No

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                              SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940 the registrant has caused this notification of registration to be duly signed on its behalf of the Town of Saddle Brook and State of New Jersey on the 3rd day of November, 1995.

                    Signature LEXINGTON SMALLCAP VALUE FUND, INC.
                              ------------------------------------------------
                              (Name of Registrant)


                                   BY  Lawrence Kantor
                                       --------------------------------------
                                       Lawrence Kantor, Vice President
                                       (Name of director, trustee, or officer
                                        signing on behalf of Registrant)
Attest:   Lisa Curcio
          ----------------------
          Lisa Curcio, Secretary